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                                                                   EXHIBIT 10.22

                        SEPARATION AND RELEASE AGREEMENT

       THIS SEPARATION AND RELEASE AGREEMENT is entered into this 5th day of November by and among Etienne J. Veber ("EMPLOYEE"), Merisant Company, a Delaware corporation ("MERISANT") and Merisant Worldwide, Inc., a Delaware corporation and the parent of Merisant ("MWI").

       WHEREAS, Merisant and Employee are parties to that certain Employment Agreement dated as of August 26, 2004 (the "EMPLOYMENT AGREEMENT").

       WHEREAS, the parties desire to terminate the Employment Agreement and provide for the satisfaction of their respective remaining obligations thereunder, upon the terms and subject to the conditions set forth herein.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and premises contained herein, the parties agree as follows:

       1.     WAIVER AND RELEASE:

              A. Except for breaches of this Agreement, Employee and each of his past, present and future spouses, family, relatives, successors, heirs, executors, administrators, trustees, agents, representatives, affiliates and assigns and each and every person or entity that purports to assert rights or claims through him or on his behalf (collectively, the "EMPLOYEE RELEASING PARTIES"), individually and collectively, hereby fully, finally and forever waive and unconditionally release, acquit and discharge each of MWI, Merisant and their respective past, present and future affiliates, employee benefit plans and programs and other related entities (whether or not wholly owned) and the past, present and future officers, directors, employees, agents, shareholders, members, trustees, fiduciaries, administrators, attorneys and representatives of each of them, and any other person or entity in privity with any of them (collectively, the "MERISANT RELEASED PARTIES") from, and covenant and agree not to sue any of the Merisant Released Parties with regard to any and all claims, whether currently known or unknown, which Employee now has, ever has had or may ever have against any of the Merisant Released Parties arising from or related to:

              (i) Employee's employment with MWI, Merisant and their direct and indirect subsidiaries or the termination thereof, including but not limited to claims of wrongful discharge; breach of contract; employment discrimination under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Illinois Human Rights Act, the Chicago Human Rights Ordinance, and/or the Cook County Human Rights Ordinance, or any other statutory or common law causes of action;

              (ii) except as expressly contemplated hereby, the Employment Agreement, including any claim for any payment pursuant to Section 6 or 11 thereof; and

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              (iii)  except as expressly contemplated hereby, any employee benefit, severance, incentive compensation or other employee plan of MWI, Merisant or any of their direct or indirect subsidiaries.

              B. Notwithstanding the generality of the foregoing, Employee does not waive and/or release any rights that he may have to benefits under the group health insurance, dental insurance, vision insurance, long-term disability insurance and life insurance plans (the "PLANS") to which Employee may be entitled as a result of his employment by MWI, Merisant or their direct and indirect subsidiaries through the Separation Date.

              C. Except for breaches of this Agreement, each of MWI and Merisant hereby fully, finally and forever waives and unconditionally releases, acquits and discharges Employee from, and covenants and agrees not to sue Employee with regard to any and all claims which either of them now has, ever has had or may ever have against Employee arising from or related to Employee's employment by MWI, Merisant or their direct and indirect subsidiaries.

              D. Employee, MWI and Merisant represent and warrant to each other that he/it has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained in this Agreement.

       2. EMPLOYEE'S SEPARATION DATE: Employee's employment with MWI, Merisant and their direct and indirect subsidiaries terminated effective November 5, 2004 (the "Separation Date") for all purposes. Effective as of such date, Employee hereby resigns as an officer and as a member of the Board of Directors or similar governing body of MWI, Merisant and any of their direct and indirect subsidiaries of which he is an officer or Board member.

       3.     SEPARATION PAYMENTS:

              A. Promptly after the date hereof, Merisant shall pay to Employee his Accrued Benefits (as defined in the Employment Agreement) described in clauses (i) - (iv), and Employee shall be entitled to his Accrued Benefits described in clause (vi) and his vested pension benefits described in clause
(v), of Section 6(a) of the Employment Agreement.

              B. Merisant shall pay to Employee $976,000, (i) $52,000 of which shall be paid in two equal monthly installments of $26,000, to be paid on November 15, 2004 and December 15, 2004, (ii) $308,000 of which shall be paid to Employee on January 2, 2005 and the remainder of which shall be paid in 23 monthly installments of $26,782.61 each beginning on February 15, 2004.

              C. Merisant shall reimburse Employee for senior executive level outplacement services for a period of twelve (12) months from the Separation Date provided by an outplacement firm selected by the Employee and approved by Merisant (such approval not to be unreasonably withheld); PROVIDED, however, that in no event shall Merisant be required to reimburse Employee for amounts in excess of $4,000 per month for such services, any such reimbursement shall be made only after receipt of invoices for such services from the provider thereof, and, in the event Employee becomes reemployed with another employer, Employee shall

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no longer be entitled to such reimbursement. Notwithstanding the preceding, if the applicable outplacement service provider requires payment of its fees in a lump sum or otherwise in excess of $4,000 in any month, Employee may request that the reimbursement schedule be accelerated, which request Merisant may grant in its reasonable discretion.

       4.     INCENTIVE PLANS:

              A. Employee hereby acknowledges and agrees that he shall have no rights under or interests in any award or grant under (i) the Annual Incentive Plan or any other annual bonus plan of MWI or its subsidiaries or (ii) the 2004 IDS Incentive Plan or any other long-term incentive plan of MWI or its subsidiaries, except as set forth in paragraph B below.

              B. The stock appreciation rights granted to Employee under the MWI Stock Appreciation Rights Plan and Employee's award under the Merisant Key Executive Performance & Retention Plan shall be fully vested, subject to the terms and conditions of such plan. MWI hereby waives any right to modify, cancel or defer any payment of Employee's Stock Appreciation Rights which modification, cancellation or deferral adversely impacts Employee in a manner that is different from that in which it impacts all other persons who are holders of Stock Appreciation Rights under the MWI Stock Appreciation Rights Plan at the time of such modification, cancellation or deferral.

       5. BENEFIT CONTINUATION: Employee may elect to continue his Plans with respect to Employee and his dependents for the greater of (i) the period provided pursuant to the terms of the plan and (ii) if the coverage or insurance is subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the COBRA continuation period. In any case, for the 18-month period immediately following the Separation Date (and only for such period), the costs of such continuation shall be shared by Merisant and Employee in the same proportion as such costs were shared immediately prior to the Separation Date. Notwithstanding the foregoing, in the event Employee becomes reemployed with another employer and becomes eligible to receive any of the benefits under the employee benefit plans referred to in the preceding sentence from such employer, Employee and Employee's dependent's shall no longer be entitled to continued participation in the applicable employee benefits plan.

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       6.     DIRECTORS AND OFFICERS LIABILITY INSURANCE; INDEMNIFICATION:
Merisant agrees that, notwithstanding the termination of Employee's employment with Merisant, Merisant shall, for at least 3 years after the Separation Date, use all reasonable efforts to have Employee included as a named insured or otherwise covered for actions or failure to act by Employee in his capacity as a director or officer of Merisant to at least the same extent as other executive officers or directors, as the case may be, of Merisant under any directors or officers liability insurance policies maintained by Merisant; provided that the additional cost of providing coverage with a retroactive date including Employee's period of service or with an extended reporting period or a combination of both does not materially increase the cost of Merisant's directors and officers insurance. Merisant agrees that it will not alter the indemnification provisions in the Certificate or By-laws so as to give Employee less protection thereunder with respect to periods during which Employee served Merisant as an executive officer or other employee as is afforded other executive officers or peer employees, as the case may be, with respect to periods during which they serve Merisant.

       7. OTHER PAYMENTS OR BENEFITS: The parties understand and agree that Employee is entitled to no payments or benefits of any kind, other than those set forth above.

       8. WITHHOLDING TAXES: Merisant may withhold from all payments due to Employee or to be paid on behalf of Employee hereunder all taxes which, by applicable federal, state, local or other law, Merisant is required to withhold therefrom.

       9. NON-DISPARAGEMENT: Employee, MWI and Merisant hereby agree that they shall not, at any time, publicly denigrate, ridicule or intentionally criticize each other including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the news media; PROVIDED, HOWEVER, that nothing herein shall prohibit Merisant or MWI from making disclosure reasonably required under the federal securities laws and the rules of the Securities and Exchange Commission promulgated thereunder and the rules of any stock exchange or national securities market on which MWI's or Merisant's securities are traded. Employee acknowledges that MWI and Merisant may file a copy of this Agreement with the SEC and, therefore, that the terms hereof will be publicly disclosed. Notwithstanding the preceding, Employee, MWI and Merisant agree not to disclose any information with respect to the negotiation of this Agreement to any person other than Employee's spouse, his attorney, officers and directors of MWI and Merisant who have a need to know such information, or as may be otherwise required by law or stock exchange rules.

       10.    OTHER UNDERTAKINGS:

              A. CONFIDENTIAL INFORMATION. Employee reaffirms and agrees that at all times during the Period of Employment (as defined in the Employment Agreement) and thereafter Employee has complied and will comply with the terms of the Confidentiality Agreement attached as EXHIBIT A hereto.

              B. NON-COMPETITION AGREEMENT. Without the consent in writing of the Board, for the period of 24 months following the date hereof, the Employee will not permit Employee's

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name to be used by, or engage in, or carry on, directly or indirectly, either for Employee or as a member of a partnership or as a stockholder, member, manager, investor, officer or director of a corporation, limited liability company or similar entity or as an employee, agent, associate or consultant of any person, partnership, corporation, limited liability company or similar entity, any business in competition with the business carried on by MWI or any of its subsidiaries within the geographical areas in which MWI or its subsidiaries are conducting their business operations or providing services as of the date of Employee's termination of employment (a "Competitive Enterprise"). The names of the Competitive Enterprises as of the date of this Agreement are set forth on EXHIBIT B. MWI shall furnish Employee with an updated Exhibit B at least annually, provided, however, that in no event shall the number of Competitive Enterprises exceed ten (10) such Competitive Enterprises. Notwithstanding the preceding sentence, Employee shall not be prohibited from owning less than five percent (5%) of the equity of any publicly traded entity.

              C. NON-SOLICIT. For the period of 24 months following the date hereof, the Employee shall not, in any manner, directly or indirectly (without the prior written consent of Merisant): (i) Solicit any Customer to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Customer that would cause Employee to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company and a Customer or (iv) Solicit anyone who is then an executive of Merisant (or who was an executive of Merisant on the date hereof or within the prior 12 months) to resign from Merisant or to apply for or accept employment with any other business or enterprise.

         For purposes of this Agreement, (i) a "CUSTOMER" means any customer or prospective customer of Merisant or its subsidiaries to whom Employee provided services, or for whom Employee transacted business, or whose identity became known to Employee in connection with Employee's relationship or employment with Merisant or its subsidiaries, and (ii) "SOLICIT" means any direct or indirect communication of any kind, regardless of who initiates it, that in any invites, advises, encourages or requests any person to take or refrain from taking any action.

              D. TRANSITION. In order to provide for an orderly transition, during the period ending May 2, 2005 Employee shall make himself available from time to time to the Board of Directors and Chief Executive Officer of Merisant upon their reasonable request taking into consideration Employee's personal and business commitments.

       11. BREACH OF AGREEMENT: If an arbitrator determines that Employee has materially breached the terms of this Agreement, Merisant may immediately cease all payments to Employee under this Agreement, may seek recovery of payments received by Employee under this Agreement and shall be entitled to an injunction, restraining order or other equitable relief restraining any such material breach, and monetary damages for such material breach; PROVIDED, however, that nothing in the preceding shall prohibit or otherwise impact Employee's right or ability to dispute that a material breach has occurred. If an arbitrator determines that Merisant, MWI or their subsidiaries or the officers, employees and agents of Merisant or MWI have materially breached the terms of this Agreement, Employee shall be entitled to an injunction, restraining order or other equitable relief restraining any such material breach; PROVIDED,

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however, that nothing in the preceding shall prohibit or otherwise impact
Merisant's or MWI's right or ability to dispute that a material breach has occurred.

       12. ACKNOWLEDGMENTS: Employee hereby acknowledges that he is entering into this Agreement knowingly and voluntarily, and further acknowledges that:

              A. this Agreement is written in a manner understood by Employee;

              B. this Agreement refers to and specifically waives claims under the Age Discrimination in Employment Act, as amended, except to the extent that such claims arise after the date of this Agreement;

              C. Employee has received valuable consideration, to which he would not otherwise have been entitled, in exchange for the waiver and release of claims included in this Agreement;

              D. Employee has been advised by Merisant to consult with an attorney prior to executing this Agreement;

              E. Employee may take up to 21 days from receipt of this Agreement to consider whether to sign the Agreement; and

              F. Employee shall have seven days following execution to revoke this Agreement (in which case this Agreement shall be null and void and none of Employee, MWI or Merisant shall any obligations under it), and the Agreement shall not take effect until those seven days have expired.

       13. RESOLUTION OF DISPUTES: Any dispute or controversy arising under or in connection with Employee's entitlements under this Agreement shall be settled exclusively by arbitration in Chicago, Illinois by one arbitrator in accordance with the National Rules For The Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The expenses of arbitration and reimbursement of the prevailing party's reasonable legal fees, costs and expenses shall be as determined by the arbitrator in the arbitrator's sole discretion.

       14. NO MITIGATION: Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of MWI or Merisant under this Agreement. Amounts due to Employee under this Agreement shall not be subject to offset by MWI or Merisant for any claims MWI or Merisant may have against Employee, unless otherwise specifically agreed to in writing by Employee.

       15.    NOTICES:

         All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the

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following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 15:

              (a) Employee, to:
                  Etienne J. Veber
                  835 W. Fullerton Ave.
                  Chicago, Illinois 60614

              (b) Company, to:
                  Sidley Austin Brown & Wood LLP
                  10 S. Dearborn
                  Chicago, Illinois 60603
                  Attention: Carol M. Lind
                  Facsimile No. (312) 853-7036

       16. ENTIRE AGREEMENT: The parties agree that this Agreement supersedes and renders null and void all previous agreements of any kind between the parties, including the Employment Agreement, except as expressly stated herein. Notwithstanding the preceding, (i) the Indemnification Agreement existing as of the date hereof between MWI, on behalf of itself and Merisant, and Employee shall remain in full force and effect pursuant to its terms and (ii) nothing in this Agreement shall effect the rights or obligations of Employee under the Shareholders Agreement of MWI to which Employee is a party. The parties further agree that no promise or inducement has been offered for this Agreement other than as set forth herein. In the event of any inconsistency between this Agreement and any other agreement or document referred to herein, the terms of this Agreement shall govern. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of Employee, Employee's heirs, executors, administrators and beneficiaries, and MWI, Merisant and their respective successors. In the event of Employee's death prior to the time when all payments to be made by Merisant to Employee under Sections 3(A) and 3(B) of this Agreement have been made, such payments shall be made to the Etienne J. Veber Trust. This Agreement may not be assigned by one party without the express prior written consent of the other party.

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       17.    APPLICABLE LAW: This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Illinois without reference to rules relating to conflicts of law. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

       18. SEVERABILITY: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

       19. COUNTERPARTS: This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

       20. CONSTRUCTION: The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

       21. SURVIVAL: The provisions of this Agreement shall survive and continue in full force and effect in accordance with their respective terms for as long as is necessary to carry out the full intentions of the parties hereunder.

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       WHEREFORE, the parties have affixed their signatures below.


     /s/ Etienne Veber                   Merisant Company
----------------------------
Signature of Employee

         Etienne Veber                   By:     /s/  Paul R. Block
----------------------------                ------------------------------------
Printed Name of Employee                     Its:        President & COO
                                                 -------------------------------

          11-5-04                                11-5-04
----------------------------             ---------------------------------------
         Dated                                   Dated


                                         Merisant Worldwide, Inc.


                                         By:     /s/  Paul R. Block
                                            ------------------------------------
                                             Its:        President & COO
                                                 -------------------------------

                                                 11-5-04
                                         ---------------------------------------
                                         Dated

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